Exhibit 10.67

June 7, 2019

Frederick M. Danziger

Griffin Industrial Realty, Inc.

641 Lexington Avenue, 26th floor

New York, NY  10022

Dear Mr. Danziger,

This letter is an agreement as to the services and compensation of Frederick M. Danziger (“you”) for the period beginning June 8, 2019 (the “Transition Date”) and ending when terminated by either Griffin Industrial Realty, Inc. (the “Company”) or you at any time after May 15, 2020 (such period, the “Term”).  Termination of this letter after May 15, 2020 shall result in no liability of either party to the other.

For the Term, you shall serve as non-executive Chairman of the Board of the Company (the “Board”).  Your responsibilities shall be those of a regular Board member, and also:  (i) to approve the agenda for meetings of the Board;  (ii) to preside at Board meetings; and (iii) from time to time, between Board meetings, to be consulted as to corporate policies. You and the Company acknowledge and agree that the level of bona fide services you will perform after the Transition Date will permanently decrease to no more than 20 percent of the average level of bona fide services performed by you over the 36-month period immediately preceding the Transition Date.  The activities as non-executive Chairman of the Board specified above are not included in the 20% calculation of services for purposes of the Company’s Deferred Salary and Supplemental Retirement Plan (the “Deferred Compensation Plan”).

For your services during the Term, you shall receive the regular Board meeting and retainer fees paid to other non-employee Board members, including the grant options in accordance with the Company’s 2009 Stock Option Plan, and a retainer fee of $15,000 per year, the fee for the position paid to the prior non-executive Chairman of the Board.

In addition:

(I)	You may have an office and online communications and services made available to you at the Company’s New York office without charge so long as such space is available.

(II)	Consistent with the Deferred Compensation Plan, you shall receive payment of your deferred compensation account on or within 30 days following December 8, 2019.

(III)

You shall, to the extent provided by applicable law, be eligible for the benefit of participation in the group health plans of the Company relating to New York office employees pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”),

provided you shall be billed, and pay, for the full cost to the Company of such insurance (including any administrative fee) in accordance with COBRA.

All other benefits shall cease effective June 7, 2019.

This agreement is intended to comply with Section 409A and shall be interpreted consistent with such intent.  This agreement has been approved by the Board of Directors of the Company.

If the foregoing accurately reflects your understanding, please sign and return one copy of this letter.

Sincerely,

/s/Anthony Galici
Anthony Galici
Vice President, Chief Financial Officer
and Secretary

Accepted

/s/Frederick M. Danziger
Frederick M. Danziger